Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
August 8, 2008	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

SECOND QUARTER 2008 RESULTS AND DECLARES DIVIDEND

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended June 30, 2008:

Second Quarter 2008 Balance-Sheet Highlights

Total assets rose 7.8 percent to $84.3 billion at June 30, 2008, up from $78.2 billion at yearend 2007. Advances increased 13.3 percent to $63.1 billion, compared with $55.7 billion at yearend 2007, and represented 74.8 percent of total assets. Investments and short-term money-market instruments were $16.8 billion at June 30, 2008, down from $17.9 billion at yearend 2007. Mortgage assets remained virtually unchanged at $4.0 billion at June 30, 2008, compared with $4.1 billion at yearend 2007. Capital rose 6.4 percent to $3.6 billion at June 30, 2008, compared with $3.4 billion at yearend 2007.

Second Quarter 2008 Operating Results

Net income for the second quarter of 2008 increased 30.7 percent to $52.5 million, compared with $40.1 million for the same period in 2007. This increase was primarily due to a $12.2 million increase in net interest income, $4.1 million increase in net gains on derivatives and hedging activities, and a $0.6 million decrease in loss on early extinguishment of debt, offset by a $4.5 million increase in assessments. Net interest income was $84.5 million for the quarter ended June 30, 2008, compared with $72.3 million for the same period in 2007. This $12.2 million increase in net interest income was primarily attributable to the $21.6 billion increase in total average assets for the second quarter of 2008, as compared with the second quarter of 2007.

Dividend Declared

The board of directors of the Federal Home Loan Bank of Boston declared a dividend rate with an equivalent annual yield of 3.05 percent. The dividend, based on average stock outstanding for the second quarter of 2008, will be paid on September 3, 2008.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston   |   111 Huntington Avenue   |   Boston, MA 02199   |   617-292-9600   |   FAX: 617-292-9645

www.fhlbboston.com